Exhibit j (11) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Income Securities Trust:

We consent to the use of our report dated May 24, 2011, with respect to the financial statements of the Federated Floating Rate Strategic Income Fund, a series of the Federated Income Securities Trust, as of March 31, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts
May 24, 2011